Exhibit 99.1

Press Release June 18, 2025	7575 W. Jefferson Blvd. Fort Wayne, IN 46804

Steel Dynamics Provides Second Quarter 2025 Earnings Guidance

FORT WAYNE, INDIANA, June 18, 2025 / PRNewswire / Steel Dynamics, Inc. (NASDAQ/GS: STLD) today provided second quarter 2025 earnings guidance in the range of $2.00 to $2.04 per diluted share. Comparatively, the company’s sequential first quarter 2025 earnings were $1.44 per diluted share and prior year second quarter earnings were $2.72 per diluted share.

Second quarter 2025 profitability from the company’s steel operations is expected to be significantly stronger than sequential first quarter results, as metal spreads expanded across the platform with average realized steel pricing increasing more than scrap raw material costs. Long product steel shipments improved sequentially in the quarter, with flat rolled volumes contracting modestly due primarily to the inventory overhang from coated flat rolled steel imports. The energy, non-residential construction, automotive, and industrial sectors continue to lead demand. Steel segment pretax earnings were reduced in the second quarter 2025 by approximately $32 million due to a noncash write-off of consumable assets.

Second quarter 2025 earnings from the company’s metals recycling operations are expected to be steady sequentially, based on stronger shipments offsetting lower realized pricing.

Second quarter 2025 earnings from the company’s steel fabrication operations are expected to be lower than sequential first quarter results, based on steady shipments combined with metal spread compression as steel raw material costs increased and the average realized sales price modestly declined. The pace of order activity increased in the quarter, and the order backlog improved, extending through 2025, with attractive related pricing levels. Demand was supported largely by the commercial, data center, manufacturing, warehouse, and healthcare sectors. Further, the accelerated announcements for meaningful domestic manufacturing investment and onshoring, coupled with the U.S. infrastructure program are expected to positively impact demand for not only steel joist and deck products, but also for flat rolled and long product steel.

The aluminum team is continuing with successful commissioning of the company’s Columbus, Mississippi aluminum flat rolled products mill and San Luis Potosi satellite recycled slab center. The team successfully cast its first aluminum ingot at its Mississippi operations in January and at its Mexico location in March of this year. The company continues to expect to begin shipping material mid-2025.

As of June 11, 2025, the company had repurchased $179 million, or one percent, of its common stock during the second quarter.

The company plans to release its second quarter 2025 earnings after the markets close on Monday, July 21, 2025, and will hold a conference call the following day at 11:00 a.m. Eastern Daylight Time to review the company's results.

About Steel Dynamics, Inc.

Steel Dynamics is a leading industrial metals solutions company, with facilities located throughout the United States, and in Mexico. The company operates using a circular manufacturing model, producing lower-carbon-emission, quality products with recycled scrap as the primary input. Steel Dynamics is one of the largest domestic steel producers and metal recyclers in North America, combined with a meaningful downstream steel fabrication platform. The company is also currently investing in aluminum operations to further diversify its product offerings, with plans to supply aluminum flat rolled products with high recycled content to the countercyclical sustainable beverage can industry, in addition to the automotive and industrial sectors. Steel Dynamics is committed to operating with the highest integrity and to being the safest, most efficient producer of high-quality, broadly diversified, value-added metal products.

Forward-Looking Statements

This press release contains some predictive statements about future events, including statements related to conditions in domestic or global economies, conditions in steel, aluminum, and recycled metals market places, Steel Dynamics' revenues, costs of purchased materials, future profitability and earnings, and the operation of new, existing or planned facilities. These statements, which we generally precede or accompany by such typical conditional words as “anticipate”, “intend”, “believe”, “estimate”, “plan”, “seek”, “project”, or “expect”, or by the words “may”, “will”, or “should”, are intended to be made as “forward-looking”, subject to many risks and uncertainties, within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. These statements speak only as of this date and are based upon information and assumptions, which we consider reasonable as of this date, concerning our businesses and the environments in which they operate. Such predictive statements are not guarantees of future performance, and we undertake no duty to update or revise any such statements. Some factors that could cause such forward-looking statements to turn out differently than anticipated include: (1) domestic and global economic factors; (2) global steelmaking overcapacity and imports of steel, together with increased scrap prices; (3) pandemics, epidemics, widespread illness or other health issues; (4) the cyclical nature of the steel industry and the industries we serve; (5) volatility and major fluctuations in prices and availability of scrap metal, scrap substitutes and supplies, and our potential inability to pass higher costs on to our customers; (6) cost and availability of electricity, natural gas, oil, and other energy resources are subject to volatile market conditions; (7) increased environmental, greenhouse gas emissions and sustainability considerations from our customers and investors or related regulations; (8) compliance with and changes in environmental and remediation requirements; (9) significant price and other forms of competition from other steel and aluminum producers, scrap processors and alternative materials; (10) availability of an adequate source of supply of scrap for our metals recycling operations; (11) cybersecurity threats and risks to the security of our sensitive data and information technology; (12) the implementation of our growth strategy; (13) our ability to retain, develop and attract key personnel; (14) litigation and legal compliance; (15) unexpected equipment downtime or shutdowns; (16) governmental agencies may refuse to grant or renew some of our licenses and permits; (17) our senior unsecured credit facility contains, and any future financing agreements may contain, restrictive covenants that may limit our flexibility; and (18) the impacts of impairment charges.

More specifically, we refer you to our more detailed explanation of these and other factors and risks that may cause such predictive statements to turn out differently, as set forth in our most recent Annual Report on Form 10-K under the headings Special Note Regarding Forward-Looking Statements and Risk Factors, in our Quarterly Reports on Form 10-Q, or in other reports which we file with the Securities and Exchange Commission. These reports are available publicly on the Securities and Exchange Commission website, www.sec.gov, and on our website, www.steeldynamics.com under “Investors – SEC Filings.”

Contact: Investor Relations — +1.260.969.3500